Exhibit 16.1

Ernst & Young LLP Suite 1600 4365 Executive Drive San Diego CA 92121	Tel: +1 858 535 7200 Fax: +1 858 535 7777 ey.com

November 20, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 20, 2024 of Scilex Holding Company (the “Company”).

We disagree with the third sentence of the second paragraph on the basis that it omits information needed to accurately characterize recent discussions between EY and the Company:

•

During its third-quarter review procedures, EY learned of information calling into question the accuracy of information provided by the Company regarding certain transactions the Company entered into in the second and third quarters of 2024.

•

EY brought its concerns on these matters to the Company’s Audit Committee, and the Company’s Audit Committee engaged counsel to conduct an independent investigation. On November 10, 2024, EY communicated to the Audit Committee and its independent investigative counsel that there was a basis for concern regarding (1) the Company’s accounting; (2) management integrity; and (3) compliance with relevant laws and regulations. The independent investigative counsel shared a preliminary work plan, and EY understood from the discussion that the investigation would proceed without delay.

•

On November 17, the Company’s Executive Chairman contacted EY and requested, in substance, that EY complete its third-quarter review procedures without the benefit of a completed investigation into the transactions in question. EY informed the Executive Chairman, in substance, that EY would need to understand and assess the findings from the investigation and any impact on the Company’s financial statements to complete the third-quarter review procedures.

•

On November 18, the Company’s Executive Chairman made similar statements in a discussion with EY, the Audit Committee, and Company counsel. EY reiterated the importance of obtaining information regarding the transactions in question. The Executive Chairman asserted a view that the Audit Committee should terminate or suspend the independent investigation and/or terminate EY.

•	On November 19, EY contacted the Audit Committee to understand its plans regarding the independent investigation. EY communicated the following, in substance:

•	EY would need to understand whether the Audit Committee remained committed to completing an independent investigation of the transactions in question.

•	EY believed the Company should make a public filing without delay to provide additional information regarding the investigation and its impact on the timing of the Company’s periodic filings.

•	Subsequently, on November 19, EY learned that:

•	the person who had been Chair of the Audit Committee was no longer on the Audit Committee, and

•	the remaining members of the Audit Committee had decided to dismiss EY as the Company’s auditor.

We disagree with the second sentence of the seventh paragraph:

•

As described above, EY advised the Audit Committee, including in a discussion on November 10, 2024, in substance, that information had come to EY’s attention that if further investigated may materially impact the fairness or reliability of the financial statements issued or to be issued for the second and third quarters, or cause EY to be unwilling to rely on management’s representations or be associated with the registrant’s financial statements, and

•	At the time of EY’s dismissal on November 19, 2024, such investigation was not complete.

Given the foregoing, we believe a reportable event exists under Item 304(a)(1)(v)(C).

We disagree with the second sentence of the third paragraph on the basis that EY has served as auditor to the Company since 2020, not 2022.

We agree with the statements in:

•	the first paragraph, except insofar as the first sentence suggests the independent investigation only was relevant to the Company’s third-quarter financial statements,

•	the first sentence of the second paragraph,

•

the third sentence of the second paragraph, insofar as in EY communicated, in substance, that EY would need to understand and assess the findings from the investigation and any effect on the Company’s financial statements,

•	the third sentence of the third paragraph, insofar as there is no reportable disagreement as that phrase is used in Item 304(a)(1)(iv),

•	the sixth paragraph,

•	the first sentence of the seventh paragraph, and

•	the first two sentences of the eighth paragraph.

We have no basis to agree or disagree with the statements in:

•	the second sentence of the second paragraph,

•	the first sentence of the third paragraph,

•	the fourth sentence of the third paragraph,

•	the fourth and fifth paragraphs, which set out the Company’s expectations and risk analyses, on which EY takes no position, or

•	the third sentence of the eighth paragraph.

Sincerely,